Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

	State or Other
	Jurisdiction of		Names Under Which
	Incorporation or		Subsidiary Does
Name of Subsidiary	Organization	Ownership Interest	Business
NTI Facilities, Inc.	Ohio	100%	Same
React-NTI LLC	Delaware	75%	Same
Northern Technologies	Delaware	100%	Same
Holding Company, LLC